Exhibit 99.1

Air Lease Corporation Announces Pricing of Public Offering of $500 Million of 2.125% Unsecured Senior Notes due 2020

LOS ANGELES, California, September 27, 2016 — Air Lease Corporation (NYSE: AL) (the “Company”) announced the pricing on September 26, 2016 of its public offering of $500 million aggregate principal amount of 2.125% unsecured senior notes due 2020 (the “Notes”). The Notes were offered to the public at a price of 99.643% of their face amount. The sale of the Notes is expected to close on October 3, 2016, subject to satisfaction of customary closing conditions.

The Notes will mature on January 15, 2020 and will bear interest at a rate of 2.125% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2017.

The Company intends to use the net proceeds of the offering for general corporate purposes, which may include, among other things, the purchase of commercial aircraft and the repayment of existing indebtedness.

Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Santander Investment Securities Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering of the Notes.

The Notes are being offered pursuant to an effective shelf registration statement that the Company previously filed with the Securities and Exchange Commission (the “SEC”). The offering of the Notes is being made only by means of a prospectus supplement and accompanying base prospectus. Before you invest, you should read the base prospectus and prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies may be obtained from: (i) Goldman, Sachs & Co., at 200 West Street, New York, New York 10282, Attn: Prospectus Department or by telephone: 1 (212) 902-1171, facsimile: 1 (212) 902-9316, e-mail: prospectus-ny@ny.email.gs.com; (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated at NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department or by calling 1 (800) 294-1322; (iii) Santander Investment Securities Inc. at 45 East 53rd Street, New York, New York 10022 or by calling 1 (212) 407-7822; or (iv) Wells Fargo Securities, LLC at 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota 55402, Attention: WFS Customer Service, or by calling 1 (800) 645-3751.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected closing of the offering and the intended use of proceeds. Such statements are based on current expectations and projections about the Company’s future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including but not limited to, unexpected delays in the closing process for the Notes, unanticipated cash needs, and those risks detailed in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

Contacts

Investors:
Ryan McKenna, 310-553-0555
Vice President, Air Lease Corporation
rmckenna@airleasecorp.com